Numan Holding Ltd

Registered Address:
2nd Floor, O'Neal Marketing Associates Building, Wickham's Cay II, P.O. Box 3174, Road Town, Tortola, British Virgin Islands VG1110

To: Alan Blackman, Director
Sharps Technology, Inc
Wyoming

SENT BY EMAIL ONLY to:
alanb@sharpstechnology.com

23 September 2021

Our Ref: #VPW:LTR18887#

Re: Amendment No.4 dated 19 July 2021 ("Amendment No. 4"):

Dear Sir,

This letter serves to confirm that:

(i) the 75,000 fully paid shares of Sharps Technology Inc's. ("**Sharps**") common stock to be issued; and
(ii) the option to be granted to purchase a further 93,750 additional shares of Sharps' common stock at US$2 per share,

to ourselves, Numan Holding Ltd ("**Numan**"), as specified in paragraph 5 of Amendment No. 4, represent 75% of the additional elements of consideration payable by Sharps under the terms of Amendment No. 4 (the "**Additional Elements of Consideration**").

For the avoidance of doubt, the Additional Elements of Consideration are separate from and additional to the Consideration of US$2.5 million payable by Sharps to ourselves, Numan, in accordance with paragraph 4 (a) of Amendment No. 4.

Please accept this irrevocable direction to issue to John Donnelly the remaining 25% of each of the Additional Elements of Consideration described in (i) and (ii) above, being 25,000 fully paid shares of Sharps' common stock and the grant of an option to purchase a further 31,250 additional shares of Sharps' common stock at US$2 per share.

Yours sincerely

CORPSERVE LIMITED
sole corporate director

FOR AND ON BEHALF OF
NUMAN HOLDING LTD

Glenn Unterhalter

Christopher Spencer

Mailing Address: c/o Earl Fiduciary AG, P.O. Box 1688, 8027 Zurich, Switzerland
Telephone: 41 44 208 18 18 / Facsimile: 41 44 208 18 28